Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS THIRD QUARTER RESULTS

Denver, Colorado, November 3, 2004: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced a third quarter net loss of $4.3 million ($(0.03) per share), based on revenues of $13.4 million and gold production of 30,755 ounces from its Bogoso/Prestea Mine in Ghana. Slower production rates and higher costs associated with the mining and processing of transition ore at Bogoso/Prestea exacerbated by high rainfall and a protracted commissioning phase for Wassa combined with recognizing previously capitalized corporate development expenses related to the IAMGold tender offer were the primary reasons for the loss. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.)

THIRD QUARTER HIGHLIGHTS

•	Net loss of $4.3 million or $(0.03) per share;

•	Total revenues of $13.4 million and a realized gold price of $401 per ounce;

•	Operating cashflow of $0.7 million

•	Gold sales of 30,755 ounces at a cash operating cost of $319 per ounce;

•	Excessive rains exacerbated lower ore mining rates during a period of scheduled high waste stripping causing a greater dependence on more refractory stockpiled transition ore, resulting in lower gold recovery rates and gold production;

•	The Wassa project advanced to the testing and commissioning phase; and

•	$3.9 million in previously capitalized corporate development costs related to the IAMGold tender offer was expensed in the quarter.

YEAR-TO-DATE HIGHLIGHTS

•	Net income of $2.1 million or $0.015 per share;

•	Total revenues of $49.8 million and a realized gold price of $403 per ounce;

•	Operating cashflow of $12.4 million; and

•	Gold sales of 116,763 ounces at a cash operating cost of $237 per ounce.

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Peter Bradford, Golden Star’s President and CEO, said, “We are disappointed with these results, which are indicative of a difficult quarter. Unusually high rainfall directly impacted our ability to mine Prestea transitional ore from the Plant-North pit. That meant that we processed a greater proportion of more refractory stockpiled Bogoso transitional ore to keep the mill in operation. We did, however, achieve better recoveries than in the past from this Bogoso transitional ore, benefiting from the flotation circuit that we commissioned in the second quarter.”

“The delay in achieving commercial production at Wassa has also impacted our results,” continued Mr. Bradford, “although we expect to achieve this milestone in the fourth quarter. We terminated our takeover bid for IAMGold in the quarter and had to write-off all the costs associated this. With the IAMGold bid behind us, we have refocused our energies on our business to reverse the trend of the last two quarters’ operating results and to move on with our plans to expand our Ghana operations.”

FINANCIAL AND OPERATIONAL SUMMARY

	For the three months		For the nine months
	ended September 30		ended September 30
	2004	2003	2004	2003
Gold sold (ounces)	30,755	50,871	116,763	129,269
Price realized ($ per ounce)	401	363	403	356
Cash operating cost ($ per ounce) (1)	319	155	237	171
Royalties ($ per ounce)	14	28	16	27
Total cash cost ($ per ounce) (1)	333	183	253	198
Operating cash flow (thousands $)	734	7,391	12,415	18,567
Total revenues (thousands $)	13,445	18,801	49,796	46,635
Net income/(loss) (thousands $)	(4,258)	6,095	2,051	14,072
Net income/(loss) per share ($)	(0.030)	0.053	0.015	0.132
Average shares outstanding (millions)	141.1	114.6	137.0	106.5

1. See note on non-GAAP measures below.

All gold sales for the nine months were from the Company’s Bogoso/Prestea mine in Ghana and were sold into the spot market for an average realized price of $403 per ounce. Golden Star remains unhedged.

Higher cash operating costs and lower gold sales in the third quarter and for the nine months, versus the same periods in 2003, were largely a result of higher costs associated with the planned commencement of mining and processing of harder, more metallurgically complex transition ore during the second and third quarters of 2004, resulting in lower recovery. This was exacerbated in the third quarter by unusually high rainfall which restricted mining operations which in turn reduced ore availability. To compensate, significant quantities of stockpiled Bogoso refractory transition ore were fed to the mill. The Bogoso ore is more difficult to process and has lower recoveries.

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BOGOSO/PRESTEA OPERATIONS SUMMARY

	For the three months		For the nine months
	ended September 30		ended September 30
	2004	2003	2004	2003
Ore mined (thousands tonnes)	284.9	542.3	972.2	1,654.5
Waste mined (thousands tonnes)	1,648.6	1,469.8	5,442.0	5,048.4
Ore milled (thousands tonnes)	374.1	546.6	1,309.8	1,562.7
Average grade milled (g/t)	4.30	3.70	3.84	3.44
Mill recovery (%)	59.1	88.0	68.7	80.0

High rainfall during the third quarter restricted mining operations at the Plant-North pit which limited the availability of Prestea transition ore to the Bogoso mill. To compensate, significant quantities of stockpiled Bogoso transition ore were fed to the mill. The Bogoso transition ore is more refractory than the Plant-North transition ore resulting in lower recovery rates. The average gold recovery rate for the quarter was therefore 59%, down from 88% in the same quarter last year.

Processing of transition ore through the Bogoso plant and ore availability issues resulted in lower average throughput of 4,111 tonnes per day of transition ore compared to 5,941 tonnes per day of oxide ore in the third quarter of 2003. Rainfall has since returned to more normal levels for this time of year in Ghana and we expect improved production from the Plant-North pit for the remainder of the year.

Lower gold production and increased costs of processing the Bogoso transition ores contributed to a significant increase in unit costs. Cash operating costs averaged $319 per ounce for the quarter, compared to $154 per ounce in the same period of 2003. Total cash costs averaged $333 per ounce, up from $182 per ounce in the third quarter of 2003.

CASH AND CASH FLOW

At September 30, 2004 the Company held cash and cash equivalents of $75.5 million, down $14.5 million from the December 31, 2003 level. Operating activities generated $13.1 million of cash flow during the nine months, down from $18.6 million generated in the same period of 2003. A total of $43.9 million was spent on capital projects in the nine months, including $15.0 million on development and construction at Wassa, $4.9 million on exploration, $14.4 million at Bogoso/Prestea, $4.8 million at the Prestea Underground and $4.8 million on other equipment and facilities. This compares to capital spending of $42.5 million in the first nine months of 2003. Financing activities raised a net $15.4 million in the first nine months of 2004, all related to the exercise of options and warrants. Debt stood at $1.5 million at September 30, 2004, up from $0.8 million at the end of 2003.

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DEVELOPMENT PROJECTS

Wassa Gold Mine

Commissioning and testing of the Wassa gold mine, located 35 kilometers east of Bogoso/Prestea, continued in the fourth quarter. The Wassa plant is currently operating on only one of two grinding circuits due to a design limitation in the pipeline that feeds the grinding circuit. This pipeline, which carries slurried material from the heap leach pads left by the former owners, has been subject to blockages and is operating at about 40% of design capacity. Work to install an alternative feed system is currently being implemented and both grinding mills are expected to be operating at full capacity in November. Completion of construction, operational start-up, and commissioning are significantly behind the schedule laid out in the fixed price construction contract and, as a result, we are currently considering our remedies against the contractor.

Testing of individual components of the Wassa plant, other than the mill feed system, indicates that the components meet design throughput rates and therefore the Wassa plant is expected to operate at the design capacity of 10,000 tonne per day once the mill feed system problem is rectified. Initial processing operations through to end-October have resulted in average mill feed grades and gold recovery rates that fall within design ranges for the heap leach reclaim material. Gold recovery rates are expected to improve incrementally once the processing plant is operating at steady state.

Wassa’s initial gold pour was made in August, and a further two small gold pours were made in September and October. The Wassa plant is expected to achieve full capacity before the end of the fourth quarter. Connection to the national power grid, which is expected to reduce mill operating costs, is now expected in 2005. In the interim, Wassa will use its on-site generating plant for power, which can generate sufficient electric power to fully operate the processing plant and all other mine site facilities. The generating plant will subsequently be used as a standby power facility.

Open pit mining at Wassa is expected to begin on a limited scale in the fourth quarter to supplement the heap leach material with higher grade mined ore.

Bogoso/Prestea Expansion — Bondaye Plant

Board approval to proceed with the Bondaye plant project was received earlier this year and the Environmental Impact Statement, or EIS, was completed and submitted to the Ghana Environmental Protection Agency in the second quarter. Although the initial permits were expected in the third quarter these have not been received and we now expect to receive the environmental permits in the fourth quarter. Construction of the Bondaye plant is scheduled to commence immediately thereafter and we expect construction to take 9 to 12 months.

The estimated capital costs for the construction and commissioning of the Bondaye CIL plant are approximately $17 million. The Bondaye plant with a nominal capacity of 1.5 million tonnes per annum will process ore mined from our Beta Boundary pits and the deeper ore from the Plant-North pit where we have proven and probable Mineral Reserves of 9.9 million tonnes at an

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average grade of 3.1 grams per tonne. Based on these known reserves, we expect to upgrade the Bondaye plant to incorporate a bio-oxidation or BIOX® circuit in three to four years.

Bogoso/Prestea Expansion — Bogoso Plant Upgrade

Planning and engineering continues for the proposed Bogoso plant BIOX® conversion project. The plant will process refractory sulfide ores from the Bogoso/Prestea property. We have issued a letter of intent to GRD Minproc Limited for the detailed design of the BIOX® circuit and to carry out the construction under a project management contract. Completion of detailed engineering and permitting are expected by year-end. Separately, work on an Environmental Impact Assessment is underway.

The BIOX® process has been successfully used in processing gold ores for 18 years. One of the larger bio-oxidation plants, built by GRD Minproc in the mid-1990s, is at AngloGold Ashanti’s Obuasi mine, which is also located on the Ashanti gold trend, 130 kilometers northeast of Bogoso/Prestea. We believe that the sulfide mineralization at Obuasi is similar to the Bogoso/Prestea material. Our metallurgical assessment of the suitability of the bio-oxidation process for Bogoso/Prestea ores has been a four-year project. The work has involved metallurgical assessments on some 30 samples representative of the current sulfide reserves, including a flotation, BIOX® and neutralization pilot plant program on a nine-tonne bulk sample compiled by the blending of approximately 90 diamond drill hole cores. We estimate the capital cost for the BIOX® upgrade at the Bogoso mill to be about $25 million.

Upon completion of the BIOX® upgrade, the Bogoso mill is expected to have a nominal capacity of 1.5 million tonnes per annum to process sulfide and refractory ores from our Bogoso and northern Prestea pits, where we currently have proven and probable Mineral Reserves of approximately 12.5 million tonnes at an average grade of 3.4 grams per tonne.

We now expect to receive environmental permitting for the BIOX® upgrade in early 2005 and for the construction to take approximately 12 months.

Mining Fleet Purchases

The mining fleet capital expenditure at Bogoso/Prestea and Wassa during 2004 and 2005 is expected to total approximately $43 million, of which approximately $4.5 million has been spent to date. The first twelve 90-tonne trucks and two excavators have been delivered to Bogoso/Prestea and have been placed into production.

GOLD PRODUCTION FORECASTS

The estimated gold production from Golden Star’s properties during the period 2004 to 2006 is detailed below. Despite the shortfall in production in the third quarter we have kept our full 2004 forecast for Bogoso/Prestea as per our previous guidance. However, the delay in achieving commercial production at Wassa has meant a reduction in our overall company production forecast and operating costs for 2004. The cash operating costs for Wassa are estimated to be higher than previously expected, primarily due to the delay in connecting to the national power grid at Wassa and the higher costs for fuel while generating our own electricity. Fuel costs,

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which were assumed to be $0.40 per liter in the 2003 feasibility study, are now $0.70 per liter and the potential impact of this on future year forecasts has not been fully assessed.

GOLD SALES ESTIMATES	Units	2004E	2005E	2006E
Bogoso Plant	'000 ounces	145-155	145-160	145-165
Prestea Bondaye Plant	'000 ounces	0	55-70	120-135
Wassa	'000 ounces	15 – 20	80-100	145-165
Total	'000 ounces	160-175	280-330	410-465
Avg. Cash Operating Cost	$/ounce	235-245	210-230	200-220

EXPLORATION

We allocated approximately $21 million in 2004 to an aggressive exploration program, and have spent approximately $15.3 million in the first nine months. Most of the exploration focuses on our highly prospective land positions in Ghana, where a total of $7.5 million has been spent year-to-date for our expanded Bogoso/Prestea property. During the nine months we have spent $4.2 million at Wassa and $3.6 million at our exploration projects in West Africa and South America.

Prestea South, Ghana (90% Golden Star)

Drilling continued on the southern portion of the Prestea property during the third quarter including work at Tuappim, Bondaye and Beta Boundary. The Tuappim and Bondaye drilling tested the down dip and along strike extensions of these developing zones. Definition drilling on approximate 25 meter spacing is planned for the Bondaye and Tuappim targets during 2005.

Infill drilling was initiated over the Beta Boundary area focusing on the proposed southern pit area. Drill spacing was reduced to approximately 25 meters. Infill drill testing of the Beta Boundary southern pit area will continue into the fourth quarter, although work at the northern Beta Boundary pit may be hindered by the illegal miners operating in the area. The extent of the illegal mining and its impact on our currently reported non-reserve mineral resources will be further assessed in the fourth quarter.

Prestea Underground, Ghana (81% Golden Star)

Underground exploration drilling on level 30 was hampered by an influx of water from surface due to higher than average rainfall during the third quarter of this year. Despite this, work continued in the upper levels to drill targets within the underground mine workings that had not been previously mined.

The surface rig testing the down plunge extension of the high grade mineralization exploited by previous owners at the Bondaye Main shoot continued this quarter. The depth of the hole at the end of the third quarter was just over 1,000 meters. The estimated depth to intersect the projected target is between 1,500 and 1,600 meters, approximately 200 to 250 meters below the lowest underground mining in this area. At the current rate of drilling, we expect to reach the first target in the fourth quarter of 2004. We plan to continue drilling next year with several daughter holes being wedged off the initial hole to test the structure along strike.

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Bogoso, Ghana (90% Golden Star)

Two drill rigs have been testing below the old oxide mined open pits on the Bogoso mineralized structure, along a six kilometer portion from the northern boundary of the Prestea concession to the southern boundary of the planned sulfide open pits at Chujah. Several small oxide pits were mined in this area but only minimal past work to test for sulfides had been carried out. This new drilling will be used to update the 2004 year-end reserve and non-reserve resource statements. Drilling this quarter totaled 12,456 meters of RC drilling with some diamond drill tails and 800 meters of RAB drilling.

Further drilling, testing the Bogoso trend from the northern end of the Dumase sulfide pit to the old Marlu pit, will continue in the fourth quarter of 2004. This will cover approximately three kilometers of additional strike length which has not been explored extensively for fresh sulfide gold mineralization. Drilling North of Marlu to the northern extent of the Bogoso mining lease has been planned for 2005.

Wassa, Ghana (90% Golden Star)

Exploration activities at Wassa this quarter concentrated on further delineation of the gold-in-soil geochemical anomaly in the southern portion of the mining lease, located in the forest reserve. Deep augering to four meter depths tested the soil anomaly and narrowed down the area of interest. Follow-up RAB and RC drilling programs are planned for the fourth quarter and 2005.

Mininko, Mali (may earn up to 82.5%)

Following the completion of two phases of drilling which identified broad zones of low grade gold mineralization along an 800 meters strike length, field work has been suspended for the wet season. In the interim, resource modeling has been undertaken. All data obtained to date, plus regional geochemical and recently acquired geophysical datasets, is being compiled and assessed to determine whether further work is justified at Nampala and whether other targets exist in the district.

Mano River Joint Venture, Sierra Leone (may earn up to 85%)

The diamond core drilling program commenced in mid-March at the Yirisen prospect on the North Pampana license has been completed, with 26 holes completed. Assay results are still incomplete and a full analysis of the data awaits receipt of assays from the final two holes. Yirisen is located in Archean rocks of the Sula Mountains Greenstone Belt and is a joint venture with Mano River Resources who are the project operators.

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SUMMARY FINANCIAL STATEMENTS

The following information is summarized from the Company’s unaudited consolidated financial statements and notes thereto included in our Form 10-Q, which is expected to be filed today with the SEC (in $ thousands, except per share amounts):

Condensed Consolidated Balance Sheets

	As of	As of
	September 30,	December 31,
	2004	2003
Cash	$75,485	$89,970
Other current assets	20,301	14,965
Property, plant and equipment	26,057	18,202
Deferred exploration	7,114	9,108
Mining properties	69,938	56,808
Mine construction-in-progress	43,502	27,376
Other assets	5,872	5,962

Total assets	$248,269	$222,391

Current liabilities	$16,954	$8,151
Long term debt	536	657
Asset retirement obligations	8,318	7,745
Minority interest	6,100	7,476
Shareholders’ equity	216,361	198,362

Total liabilities and shareholders’ equity	$248,269	$222,391

Condensed Consolidated Statements of Operations

	For the nine months
	ended September 30,
	2004	2003
Total revenues	$49,796	$46,635
Mining operations expense	29,551	25,630
Depreciation, depletion and amortization	6,084	3,334
General and administrative expenses, including option expense	4,995	3,386
Foreign exchange (gain)/loss	235	(842)
Gain on sale of securities	—	1,905
Other expenses	5,856	1,272

Net income before minority interest	3,075	15,760
Minority interest	(1,024)	(1,688)

Net income	$2,051	$14,072

Earning per share — basic	$0.015	$0.132
Earnings per share — diluted	$0.014	$0.125

Condensed Consolidated Statements of Cash Flows

	For the nine months
	ended September 30,
	2004	2003
Cash provided by operations	$12,415	$18,567
Cash used in investing activities	(42,336)	(41,546)
Cash provided by financing activities	15,436	60,286

Increase/(decrease) in cash and cash equivalents	(14,485)	37,307

Cash and cash equivalents at end of period	$75,485	$57,323

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CONFERENCE CALL

A conference call for management to discuss the second quarter’s results has been scheduled for Thursday, November 4, 2004 at 1:00pm Eastern Time (11:00 Mountain Time). You can access the call by telephone or by webcast:

United States and Canada (toll-free): 1-800-299-7089, passcode: 60623307
International: 1-617-801-9714, passcode: 60623307
Webcast: at www.gsr.com, or through CCBN’s Investor Distribution Network, or at www.fulldisclosure.com.

COMPANY PROFILE

Golden Star holds a 90% equity interest in the Bogoso/Prestea open-pit gold mine and the nearby Wassa gold mine, which is currently being commissioned. Both mines are located in Ghana and are expected to reach an annualized production rate in excess of 350,000 ounces from mid-2005 and produce over 400,000 ounces in 2006. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground Mine on the Bogoso/Prestea property, as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Golden Star presently has approximately 142 million common shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, planned operations and exploration, results of exploration, anticipated funding, construction cost estimates, construction commencement and completion dates, equipment requirements, production, cash operating costs, total cash costs, production and commercial production commencement dates, forward sales of gold, grade, processing capacity, recoveries, potential mine life, results of feasibility and technical studies, development costs, anticipated equipment usage and acquisitions, estimated capital and other expenditure and mine re-opening, Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; excessive rainfall; gold losses through illegal mining; fluctuations in gold price and costs; a decision to sell gold forward, closing of certain transactions including acquisitions and offerings. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2003. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Measures: In this news release, the terms “total cash cost” and “cash operating cost” are used on a per ounce of gold basis. Total cash cost per ounce is equivalent to mining operations expenses for the period divided by the number of ounces of gold shipped during the period. Cash operating cost per ounce is equivalent to total cash cost per ounce, less production royalties and taxes. We have included cash operating cost information to provide purchasers with information about the cost structure and cash generating capacity of our mining operations. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These measures may not be comparable to similarly titled measures of other companies.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.	+1 800 553 8436
Peter Bradford, President and CEO	+1 303 894 4613
Allan Marter, Chief Financial Officer	+1 303 894 4631

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